Filed Pursuant to Rule 424(b)(3)
Registration No. 333-269416
COHEN & STEERS INCOME OPPORTUNITIES REIT, INC.
SUPPLEMENT NO. 6 DATED SEPTEMBER 15, 2025
TO THE PROSPECTUS DATED APRIL 17, 2025
This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Cohen & Steers Income Opportunities REIT, Inc., dated April 17, 2025 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meaning as in the Prospectus. References herein to “we”, “us”, or “our” refer to Cohen & Steers Income Opportunities REIT, Inc. and its consolidated subsidiaries unless the context specifically requires otherwise.
The purposes of this Supplement are as follows:
•to disclose the transaction price for each class of our common stock as of October 1, 2025;
•to disclose the calculation of our August 31, 2025 net asset value (“NAV”) per share for each class of our common stock;
•to provide an update on the status of our current public offering;
•to update the “Experts” section of the Prospectus;
•to update the disclosure in the “Description of Capital Stock” and “Compensation” sections of the Prospectus;
•to disclose an amendment to our advisory agreement;
•to disclose an amendment to the limited partnership agreement of our operating partnership;
•to disclose an amendment to our distribution reinvestment plan;
•to disclose an amendment to our share repurchase plan;
•to disclose the amendment of our expense limitation and reimbursement agreement; and
•to otherwise update the Prospectus.
October 1, 2025 Transaction Price
The transaction price for each share class of our common stock sold in this offering for subscriptions accepted as of October 1, 2025 (and repurchases, if applicable, as of September 30, 2025) is as follows:

Transaction Price (per share)
Class T	$11.25
Class S	$11.25
Class D	$11.25
Class I	$11.25
Class F-T	$11.25
Class F-S	$11.25
Class F-D	$11.25
Class F-I	$11.04
The transaction price for each of our Class I shares and Class F-I shares is equal to such class’s NAV per share as of August 31, 2025. A detailed presentation of the NAV per share is set forth below.
As of August 31, 2025, we had no Class T shares, Class S shares, Class D shares, Class F-T shares, Class F-S shares or Class F-D shares outstanding. As a result, the transaction price for each of our Class T shares, Class S shares,

Class D shares, Class F-T shares, Class F-S shares and Class F-D shares is based on the NAV per share for our Class I shares as of August 31, 2025. Class P shares are not sold as a part of our public offering. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees. The repurchase price for each share class equals the transaction price of such class.
August 31, 2025 NAV Per Share
We calculate NAV per share in accordance with the valuation guidelines approved by our board of directors. Our NAV per share, which is updated as of the last calendar day of each month, is posted on our website at https://www.cnsreit.com.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in the Prospectus for important information about how our NAV is determined. The Advisor is ultimately responsible for determining our NAV.
The following table provides a breakdown of the major components of our total NAV as of August 31, 2025 ($ and shares in thousands):

Components of NAV	August 31, 2025
Investments in real estate	$332,935
Investments in real estate-related securities	35,940
Cash and cash equivalents	7,909
Restricted cash	2,750
Other assets	3,330
Dividend payable	(783)
Other liabilities	(6,520)
Subscriptions received in advance	(1,365)
Mortgages, net of deferred financing costs	(158,298)
Accrued performance participation allocation	(39)
Management fee payable	(160)
Non-controlling interests in joint ventures	(8,847)
Net asset value	$206,852
Number of outstanding shares of common stock	17,996
The following table provides a breakdown of our total NAV and NAV per share of common stock by class as of August 31, 2025 ($ and shares in thousands, except per-share data):

NAV Per Share	Class I	Class F-I	Class P	Total
Net asset value	$934	$11,186	$194,732	$206,852
Number of outstanding shares	83	1,013	16,900	17,996
NAV per share	$11.25	$11.04	$11.52
Consistent with our disclosure in the Prospectus regarding our NAV calculation, our investments in real estate are initially valued at cost. Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the August 31, 2025 valuation of our investments in real estate not valued at cost.

Property Type	Discount Rate	Exit Capitalization Rate
Community shopping center	8.02%	6.95%
Grocery-anchored shopping center	8.25%	6.88%

These assumptions are determined by our independent valuation advisor and reviewed by the Advisor. A change in these assumptions would impact the calculation of the value of our investments in real estate. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investments in real estate value:

Input	Hypothetical Change	Community Shopping Center Values	Grocery-Anchored Shopping Center Values
Discount Rate	0.25% decrease	1.62%	1.95%
(weighted average)	0.25% increase	(1.66)%	(1.82)%
Exit Capitalization Rate	0.25% decrease	2.08%	2.19%
(weighted average)	0.25% increase	(2.08)%	(1.95)%
Status of Our Current Public Offering
We are currently offering on a continuous basis up to $3.0 billion in shares of our common stock, consisting of up to $2.4 billion in shares in our primary offering and up to $0.6 billion in shares pursuant to our distribution reinvestment plan. As of the date hereof, we have issued and sold 1,133,939 shares of our common stock (consisting of 21,632 Class I shares and 1,112,307 Class F-I shares) for total proceeds of $12.38 million and 13,257 shares of our common stock (consisting of Class I shares and Class F-I shares) pursuant to our distribution reinvestment plan for a total value of $0.15 million. As of the date hereof, we have not sold any Class T shares, Class S shares, Class D shares, Class F-T shares, Class F-S shares or Class F-D shares. We intend to continue selling shares in the public offering on a monthly basis.
Experts
The following disclosure is added to the “Experts” section of the Prospectus.
The estimated market value of our investments in real estate as of August 31, 2025 presented under the section “August 31, 2025 NAV Per Share” of this Supplement has been prepared by SitusAMC Real Estate Valuation Services, LLC, an independent valuation firm, and is included in this Supplement given the authority of such firm as experts in property valuations and appraisals. SitusAMC Real Estate Valuation Services, LLC will not calculate or be responsible for our NAV per share for any class of our shares.
Description of Capital Stock
On September 9, 2025, we filed Articles of Amendment (the “Articles of Amendment”) to our Second Articles of Amendment and Restatement, dated September 18, 2023, with the Maryland State Department of Assessments and Taxation (“SDAT”) to increase the number of shares of capital stock that we have authority to issue to 3,448,000,000 and the number of shares of common stock, par value $0.01 per share, that we have authority to issue to 3,348,000,000. Immediately following the filing of the Articles of Amendment, we filed with the SDAT Articles Supplementary (the “Articles Supplementary”) to our charter pursuant to which we classified and designated (i) 38,000,000 authorized but unissued shares of our common stock as shares of Class B common stock, $0.01 par value per share (the “Class B shares”), (ii) 45,000,000 authorized but unissued shares of our common stock as shares of Class R-I common stock, $0.01 par value per share (the “Class R-I shares”), (iii) 45,000,000 authorized but unissued shares of our common stock as shares of Class R-S common stock, $0.01 par value per share (the “Class R-S shares”), (iv) 180,000,000 authorized but unissued shares of our common stock as shares of Class M-I common stock, $0.01 par value per share (the “Class M-I shares”), and (v) 240,000,000 authorized but unissued shares of our common stock as shares of Class M-S common stock, $0.01 par value per share (the “Class M-S shares”).

The following disclosure supersedes and replaces the second paragraph in the section of the Prospectus entitled “Description of Capital Stock”:
Under our charter, we have authority to issue a total of 3,448,000,000 shares of capital stock. Of the total shares of stock authorized, 3,348,000,000 shares are classified as common stock with a par value of $0.01 per share, 800,000,000 of which are classified as Class P shares, 80,000,000 of which are classified as Class T shares, 800,000,000 of which are classified as Class S shares, 160,000,000 of which are classified as Class D shares, 600,000,000 of which are classified as Class I shares, 20,000,000 of which are classified as Class F-T shares, 200,000,000 of which are classified as Class F-S shares, 40,000,000 of which are classified as Class F-D shares, 100,000,000 of which are classified as Class F-I shares, 38,000,000 of which are classified as Class B shares, 45,000,000 of which are classified as Class R-I shares, 45,000,000 of which are classified as Class R-S shares, 180,000,000 of which are classified as Class M-I shares and 240,000,000 of which are classified as Class M-S shares, and 100,000,000 shares are classified as preferred stock with a par value $0.01 per share. In addition, our board of directors may amend our charter from time to time, without stockholder approval, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.
The following disclosure is added to the section of the Prospectus entitled “Description of Capital Stock—Common Stock”:
Class B Shares
No upfront selling commissions, dealer manager fees or stockholder servicing fees will be paid for sales of any Class B shares. We pay the Advisor a management fee of 1.10% of NAV per annum for Class B shares.
No Class B shares are being sold in this offering. Class B shares are available for purchase through a private offering only by certain accredited investors.
Class R-I Shares
No upfront selling commissions, dealer manager fees or stockholder servicing fees will be paid for sales of any Class R-I shares. We pay the Advisor a management fee of 1.25% of NAV per annum for Class R-I shares.
No Class R-I shares are being sold in this offering. Class R-I shares are available for purchase through a private offering only by certain accredited investors.
Class R-S Shares
Each Class R-S share issued in the primary offering is subject to an upfront selling commission of up to 1.5% of the transaction price of each Class R-S share sold in the primary offering on the date of the purchase. The Dealer Manager anticipates that all or a portion of the upfront selling commissions will be retained by, or reallowed (paid) to, participating broker-dealers.
We pay the Dealer Manager selling commissions over time as a stockholder servicing fee with respect to our outstanding Class R-S shares equal to 0.85% per annum of the aggregate NAV of all our outstanding Class R-S shares, including any Class R-S shares sold pursuant to our distribution reinvestment plan. The stockholder servicing fees are paid monthly in arrears. The Dealer Manager may reallow (pay) all or a portion of the stockholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing stockholder services performed by such broker-dealers, and will waive stockholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services.
We pay the Advisor a management fee of 1.25% of NAV per annum for Class R-S shares.
No Class R-S shares are being sold in this offering. Class R-S shares are available for purchase through a private offering only by certain accredited investors.
Class M-I Shares
No upfront selling commissions, dealer manager fees or stockholder servicing fees will be paid for sales of any Class M-I shares. We pay the Advisor a management fee of 1.25% of NAV per annum for Class M-I shares.

No Class M-I shares are being sold in this offering. Class M-I shares are available for purchase through a private offering only by certain accredited investors.
Class M-S Shares
Each Class M-S share issued in the primary offering is subject to an upfront selling commission of up to 3.5% of the transaction price of each Class M-S share sold in the primary offering on the date of the purchase. The Dealer Manager anticipates that all or a portion of the upfront selling commissions will be retained by, or reallowed (paid) to, participating broker-dealers.
We pay the Dealer Manager selling commissions over time as a stockholder servicing fee with respect to our outstanding Class M-S shares equal to 0.85% per annum of the aggregate NAV of all our outstanding Class M-S shares, including any Class M-S shares sold pursuant to our distribution reinvestment plan. The stockholder servicing fees are paid monthly in arrears. The Dealer Manager may reallow (pay) all or a portion of the stockholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing stockholder services performed by such broker-dealers, and will waive stockholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services.
We pay the Advisor a management fee of 1.25% of NAV per annum for Class M-S shares.
No Class M-S shares are being sold in this offering. Class M-S shares are available for purchase through a private offering only by certain accredited investors.
The following disclosure is added to the section of the Prospectus entitled “Description of Capital Stock—Common Stock—Other Terms of Common Stock”:
Each Class B, Class R-I, Class R-S, Class M-I and Class M-S share held in a stockholder’s account will automatically and without any action on the part of the stockholder convert to a number of unregistered Class I shares (including any fractional shares) with an equivalent NAV as such share on the earliest of (i) a listing of our Class I shares or Class F-I shares on a national securities exchange and (ii) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets.
Compensation
The following disclosure is added to the section of the Prospectus entitled “Compensation—Upfront Selling Commissions and Dealer Manager Fees—The Dealer Manager” and other similar disclosures in the Prospectus:
The Dealer Manager is entitled to upfront selling commissions of up to 1.5% and up to 3.5% of the transaction price of each Class R-S and M-S share, respectively, sold in the primary offering and no dealer manager fees. The upfront selling commissions are each not payable in respect of any Class R-S and M-S shares sold pursuant to our distribution reinvestment plan, but such shares will be charged the stockholder servicing fee payable with respect to all our outstanding Class R-S or M-S shares, respectively.
The following disclosure supersedes and replaces the last sentence in the section of the Prospectus entitled “Compensation—Upfront Selling Commissions and Dealer Manager Fees—The Dealer Manager” and other similar disclosures in the Prospectus:
No upfront selling commissions or dealer manager fees are paid with respect to purchases of Class I shares, Class F-I shares, Class P shares, Class B shares, Class R-I shares, Class M-I shares or shares of any other class sold pursuant to our distribution reinvestment plan.
The following disclosure is added to the section of the Prospectus entitled “Compensation—Stockholder Servicing Fees—The Dealer Manager” and other similar disclosures in the Prospectus:
With respect to our outstanding Class R-S and M-S shares, which are not sold in this offering, we pay the Dealer Manager selling commissions over time as stockholder servicing fees for ongoing services rendered to stockholders by participating broker-dealers or broker-dealers servicing investors’ accounts equal to 0.85% per annum of the aggregate NAV of our outstanding Class R-S or M-S shares, respectively. The Company will cease paying the stockholder servicing fees on the Class R-S shares and Class M-S shares upon the earliest of (i) a listing of our Class I shares or Class F-I shares on a national securities exchange and (ii) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets.

The following disclosure supersedes and replaces the second paragraph of the section of the Prospectus entitled “Compensation—Stockholder Servicing Fees—The Dealer Manager” and other similar disclosures in the Prospectus:
We do not pay a stockholder servicing fee with respect to our outstanding Class P, Class I, Class F-I, Class B, Class R-I or Class M-I shares. We will pay stockholder servicing fees with respect to outstanding Class T shares, Class S shares, Class D shares, Class F-T shares, Class F-S shares, Class F-D shares, Class R-S and Class M-S issued pursuant to our distribution reinvestment plan.
Advisory Agreement Amendment
On September 9, 2025, following the approval of our board of directors, including all of our independent directors, we entered into a Second Amended and Restated Advisory Agreement.
The following disclosure supersedes and replaces the section of the Prospectus entitled “Management—The Advisory Agreement—Management Fee, Performance Participation and Expense Reimbursements—Management Fee” and other similar disclosures in the Prospectus:
Management Fee. As compensation for its services provided pursuant to the Advisory Agreement, we pay the Advisor a management fee of 1.25% of NAV per annum for Class T shares, Class S shares, Class D shares, Class I shares, Class R-I shares, Class R-S shares, Class M-I shares and Class M-S shares; 1.10% of NAV per annum for Class B shares; 1.00% of NAV per annum for the founder shares; and 0.90% of NAV per annum for Class P shares (lower management fees will apply if amounts invested in Class P shares exceed certain thresholds, calculated excluding the amounts invested by Cohen & Steers), in each case, payable monthly. Additionally, to the extent that our Operating Partnership issues Operating Partnership units to parties other than us, our Operating Partnership pays the Advisor a management fee equal to 1.25% of the NAV per annum of the Operating Partnership attributable to such Class T, Class S, Class D, Class I, Class R-I, Class R-S, Class M-I and Class M-S units; 1.10% of the NAV per annum of the Operating Partnership attributable to such Class B units; 1.00% of the NAV per annum of the Operating Partnership attributable to such Class F-T, Class F-S, Class F-D and Class F-I units; and 0.90% of NAV per annum for Class P units (lower management fees will apply if amounts invested in Class P units exceed certain thresholds, calculated excluding the amounts invested by Cohen & Steers), in each case, payable monthly. In calculating our management fee, we will use our NAV before giving effect to accruals for the management fee, performance participation allocation, stockholder servicing fees or distributions payable on our shares.
The management fee may be paid, at the Advisor’s election, in cash, Class P shares or Class I shares or Class P units or Class I units in the Operating Partnership. The Advisor’s ability to elect to receive shares of our common stock or Operating Partnership units serves as a benefit to us for cash management purposes and further aligns the Advisor’s interests with our stockholders.
The following disclosure supersedes and replaces the first two paragraphs of the section of the Prospectus entitled “Prospectus Summary—What fees do you pay to the Advisor and its affiliates—Organization and Offering Expense Reimbursement—The Advisor” and other similar disclosures in the Prospectus:
The Advisor has agreed to advance all of our organization and offering expenses on our behalf (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses, expenses incurred in connection with the provision of administrative or similar services by intermediary platforms or participating broker-dealers for their clients, reasonable bona fide due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our transfer agent and expense reimbursements for actual costs incurred by the Dealer Manager in the performance of wholesaling activities, but excluding upfront selling commissions, dealer manager fees and the stockholder servicing fee) through the earlier of (1) December 31, 2026 or (2) the month that our aggregate NAV is at least $750 million. We will reimburse the Advisor for all such advanced expenses ratably over the 60 months following such date. The Advisor will pay wholesaling compensation expenses and certain related expenses of persons associated with the Dealer Manager without reimbursement from us.

After the earlier of (1) December 31, 2026 or (2) the month that our aggregate NAV is at least $750 million, we will reimburse the Advisor for any organization and offering expenses that the Advisor incurs on our behalf as and when incurred. After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, the Advisor has agreed to reimburse us to the extent that the organization and offering expenses that we incur exceed 15% of our gross proceeds from the applicable offering.
The following disclosure supersedes and replaces the first paragraph of the section of the Prospectus entitled “Compensation—Management Fee—The Advisor” and the first paragraph of the section of the Prospectus entitled “Prospectus Summary—What fees do you pay to the Advisor and its affiliates—Management Fee—The Advisor”:
We pay the Advisor a management fee of 1.25% of NAV per annum for Class T shares, Class S shares, Class D shares, Class I shares, Class R-I shares, Class R-S shares, Class M-I shares and Class M-S shares; 1.10% of NAV per annum for Class B shares; 1.00% of NAV per annum for the founder shares; and 0.90% of NAV per annum for Class P shares (lower management fees will apply if amounts invested in Class P shares exceed certain thresholds, calculated excluding the amounts invested by Cohen & Steers), in each case, payable monthly. Additionally, to the extent that our Operating Partnership issues Operating Partnership units to parties other than us, our Operating Partnership pays the Advisor a management fee equal to 1.25% of the NAV per annum of the Operating Partnership attributable to such Class T, Class S, Class D, Class I, Class R-I, Class R-S, Class M-I and Class M-S units; 1.10% of the NAV per annum of the Operating Partnership attributable to such Class B units; 1.00% of the NAV per annum of the Operating Partnership attributable to such Class F-T, Class F-S, Class F-D and Class F-I units; and 0.90% of NAV per annum for Class P units (lower management fees will apply if amounts invested in Class P units exceed certain thresholds, calculated excluding the amounts invested by Cohen & Steers), in each case, payable monthly. In calculating our management fee, we will use our NAV before giving effect to accruals for the management fee, performance participation allocation, stockholder servicing fees or distributions payable on our shares.
Operating Partnership Agreement Amendment
On September 9, 2025, following the approval of our board of directors, including all of our independent directors, we entered into a Second Amended and Restated Limited Partnership Agreement of the Operating Partnership.
The following disclosure supersedes and replaces the first paragraph of the section of the Prospectus entitled “Compensation—Performance Participation Interest—The Special Limited Partner” and the section of the Prospectus entitled “Prospectus Summary—What fees do you pay to the Advisor and its affiliates—Performance Participation Interest—The Special Limited Partner” and other similar disclosures in the Prospectus:
So long as the Advisory Agreement has not been terminated, the Special Limited Partner will hold a performance participation interest in the Operating Partnership that entitles it to receive an annual allocation from our Operating Partnership equal to 10% of the Total Return, subject to a 6% Hurdle Amount and a High Water Mark, with a Catch-Up (each term as defined below). The performance participation interest is not paid on Class P, Class B, Class R-I or Class R-S units in the Operating Partnership.
The following disclosure supersedes and replaces the third paragraph of the section of the Prospectus entitled “Summary of Our Operating Partnership Agreement—Limited Partnership Units Generally”:
Partnership interests in the Operating Partnership, other than the special limited partner interest and general partner interest, are currently divided into fourteen classes of units: (a) Class T units; (b) Class S units; (c) Class D units; (d) Class I units; (e) Class F-T units; (f) Class F-S units; (g) Class F-D units; (h) Class F-I units; (i) Class P units; (j) Class B units; (k) Class R-I units; (l) Class R-S units; (m) Class M-I units; and (n) Class M-S units.
The following disclosure supersedes and replaces the title and first three paragraphs of the section of the Prospectus entitled “Summary of Our Operating Partnership Agreement— Class T Units, Class S Units, Class D Units, Class I Units, Class F-T Units, Class F-S Units, Class F-D Units, Class F-I Units and Class P Units”:
Class T Units, Class S Units, Class D Units, Class I Units, Class F-T Units, Class F-S Units, Class F-D Units, Class F-I Units, Class P Units, Class B Units, Class R-I Units, Class R-S Units, Class M-I Units and Class M-S Units

In general, the Class T units, Class S units, Class D units, Class I units, Class F-T units, Class F-S units, Class F-D units, Class F-I units, Class P units, Class B units, Class R-I units, Class R-S units, Class M-I units and Class M-S units are intended to correspond on a one-for-one basis with our Class T shares, Class S shares, Class D shares, Class I shares, Class F-T shares, Class F-S shares, Class F-D shares, Class F-I shares, Class P shares, Class B shares, Class R-I shares, Class R-S shares, Class M-I shares and Class M-S shares. When we receive proceeds from the sale of shares of our common stock, we will contribute such proceeds to the Operating Partnership and receive Operating Partnership units that correspond to the classes of our shares sold. We are only offering our shares of Class P, Class B, Class R-I, Class R-S, Class M-I and Class M-S common stock pursuant to private offerings and therefore we will not receive additional Class P, Class B, Class R-I, Class R-S, Class M-I or Class M-S units pursuant to this offering.
In general, each Class T unit, Class S unit, Class D unit, Class I unit, Class F-T unit, Class F-S unit, Class F-D unit, Class F-I unit, Class P unit, Class B unit, Class R-I unit, Class R-S unit, Class M-I unit and Class M-S unit will share in distributions from the Operating Partnership when such distributions are declared by us, the general partner, which decision will be made in our sole discretion. Upon the Operating Partnership’s liquidation, Class T units, Class S units, Class D units, Class I units, Class F-T units, Class F-S units, Class F-D units, Class F-I units, Class P units, Class B units, Class R-I units, Class R-S units, Class M-I units and Class M-S units will share on a unit-by-unit basis in the assets of the operating partnership that are available for distribution, after payment of all liabilities, establishment of reserves and after payment of any preferred return owed to holders of any limited partnership preferred units and payment of the portion distributable to the holder of the special limited partner interest. In addition, a portion of the items of income, gain, loss and deduction of the operating partnership for U.S. federal income tax purposes will be allocated to each limited partnership unit, regardless of whether any distributions are made by the Operating Partnership.
For each Class T unit, Class S unit, Class D unit, Class I unit, Class F-T unit, Class F-S unit, Class F-D unit Class F-I unit, Class P unit, Class B unit, Class R-I unit, Class R-S unit, Class M-I unit or Class M-S unit, investors generally will be required to contribute money or property, with a net equity value determined by the general partner. Holders of Operating Partnership units will not be obligated to make additional capital contributions to the Operating Partnership. Further, these holders will not have the right to make additional capital contributions to the Operating Partnership or to purchase additional Operating Partnership units without our consent as general partner.
The following disclosure supersedes and replaces the third paragraph of the section of the Prospectus entitled “Summary of Our Operating Partnership Agreement—Special Limited Partner Interest”:
“Total Return” for any period since the end of the prior calendar year shall equal the sum of:
(i)all distributions accrued or paid (without duplication) on the Class T, Class S, Class D, Class I, Class F-T, Class F-S, Class F-D, Class F-I, Class M-I and Class M-S units in the Operating Partnership (collectively referred to as, the “Performance Participation OP Units”) outstanding at the end of such period since the beginning of the then-current calendar year plus
(ii)the change in aggregate NAV of such Performance Participation OP Units since the beginning of the year, before giving effect to (x) changes resulting solely from the proceeds of issuances of Performance Participation OP Units, (y) any allocation/accrual to the performance participation interest and (z) applicable stockholder servicing fee expenses (including any payments made to us for payment of such expenses).
NAV and NAV Per Share Calculation
The following disclosure supersedes and replaces the sixth paragraph of the section of the Prospectus entitled “Net Asset Value Calculation and Valuation Guidelines— NAV and NAV Per Share Calculation”:
The combination of the Class P NAV, Class T NAV, Class S NAV, Class D NAV, Class I NAV, Class F-T NAV, Class F-S NAV, Class F-D NAV, Class F-I NAV, Class B NAV, Class R-I NAV, Class R-S NAV, Class M-I NAV and Class M-S NAV equals the aggregate NAV of our assets, which will consist almost entirely of the value of our interest in the Operating Partnership, less our liabilities, including liabilities related to class-specific stockholder servicing fees. The value of our interest in the Operating Partnership is equal to the excess of the aggregate NAV of the Operating Partnership over the portion thereof that would be distributed to any limited partners other than us if the Operating Partnership were liquidated. The aggregate NAV of the Operating Partnership is the excess of the value of the Operating Partnership’s assets (including the fair value of its properties, real estate debt and other securities, cash and other investments) over its liabilities (including the fair value of its debt, any declared and accrued unpaid distributions, any accrued performance participation allocation and the expenses attributable to its operations). The Advisor calculates the fair value of the assets and liabilities of the Operating Partnership as directed by our valuation guidelines based upon values received from various sources, as described in more detail above.
Distribution Reinvestment Plan
On August 13, 2025, our board of directors approved our distribution reinvestment plan (the “Distribution Reinvestment Plan”), which became effective on September 9, 2025 and includes, among other things, updates reflecting the designation of the Class B shares, Class R-I shares, Class R-S shares, Class M-I shares and Class M-S shares.
The Company’s existing distribution reinvestment plan is included as Appendix A in the Prospectus is superseded and replaced with the Distribution Reinvestment Plan attached as Appendix A to this Supplement.
Share Repurchase Plan Amendment
On August 13, 2025, our board of directors approved our share repurchase plan, which became effective on September 9, 2025, to permit holders of the Class B shares, Class R-I shares, Class R-S shares, Class M-I shares and Class M-S shares to request repurchase of their shares by us for cash, subject to the conditions and limitations as set forth in the share repurchase plan.
The following disclosure supersedes and replaces the first paragraph in the section of the Prospectus entitled “Share Repurchases—Repurchase Limitations”:
We may repurchase fewer shares than have been requested in any particular month to be repurchased under our share repurchase plan, or none at all, in our sole discretion at any time. In addition, the aggregate NAV of total repurchases of Class P, Class T, Class S, Class D, Class I, Class F-T, Class F-S, Class F-D, Class F-I, Class B, Class R-I, Class R-S, Class M-I and Class M-S shares (including repurchases at certain non-U.S. investor access funds primarily created to hold shares of our common stock but excluding any Early Repurchase Deduction applicable to the repurchased shares) will be limited to no more than 2% of our aggregate NAV per month (measured using the aggregate NAV attributable to stockholders as of the end of the immediately preceding month) and no more than 5% of our aggregate NAV per calendar quarter (measured using the average aggregate NAV attributable to stockholders as of the end of the immediately preceding three months). We will only process repurchases of Class P shares, or other shares, held by Cohen & Steers after all other stockholder repurchase requests have been processed (except with respect to repurchases of shares of common stock that the Advisor receives in lieu of a management fee (including any units in the Operating Partnership that are subsequently converted to shares of our common stock)). We will only process repurchases of common stock held by the Special Limited Partner after all other stockholder repurchase requests have been processed.
Expense Limitation and Reimbursement Agreement
On August 13, 2025, our board of directors approved an amended and restated expense limitation and reimbursement agreement (the “Expense Limitation and Reimbursement Agreement”), which became effective on September 9, 2025. Pursuant to the Expense Limitation and Reimbursement Agreement, the Advisor has agreed to extend the period of time during which it has agreed to waive reimbursement of and/or pay the Company’s Specified Expenses (as defined in the Prospectus) to the extent necessary to ensure the Company’s Specified Expenses will not exceed 0.50% of net assets (annualized) until the earlier of (1) December 31, 2026 or (2) the month that the Company’s aggregate net asset value is at least $750 million.

The following disclosure supersedes and replaces the second paragraph of the section of the Prospectus entitled “Compensation—Fees from Other Services—Affiliates of the Advisor”:
Pursuant to an Expense Limitation and Reimbursement Agreement, through the earlier of (1) December 31, 2026 or (2) the month that the Company’s aggregate net asset value is at least $750 million (the “Limitation Period”), the Advisor has contractually agreed to waive reimbursement of and/or pay the Company’s Specified Expenses to the extent necessary to ensure the Company’s Specified Expenses will not exceed 0.50% of net assets (annualized). We have agreed to repay these amounts, when and if requested by the Advisor, but only if and to the extent that Specified Expenses are less than 0.50% of the average net asset value (annualized) (or, if a lower expense limit is then in effect, such lower limit) within three years after the date the Advisor waived or reimbursed such fees or expenses. Any Excess Expense (as defined in the Expense Limitation and Reimbursement Agreement) will not be recognized as an expense until it is probable that we will reimburse the Advisor for such cost. This arrangement cannot be terminated prior to the end of the Limitation Period without the consent of our board of directors, including a majority of our independent directors.

Appendix A
Distribution Reinvestment Plan
DISTRIBUTION REINVESTMENT PLAN
This Distribution Reinvestment Plan (the “Plan”) has been adopted by Cohen & Steers Income Opportunities REIT, Inc. (the “Company”) pursuant to its Second Articles of Amendment and Restatement (as amended, restated or otherwise modified from time to time, the “Charter”). Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter. This Plan shall supersede and replace all prior distribution reinvestment plans of the Company.
1.Distribution Reinvestment. As agent for the stockholders (the “Stockholders”) of the Company who purchase shares of the Company’s common stock (collectively the “Shares”) pursuant to (i) the Company’s continuous public offering (the “Public Offering”), (ii) any unregistered private offering of Shares (each, a “Private Placement”) pursuant to applicable exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), or (iii) any future public offering of the Company (a “Future Public Offering”), and who do not opt out of participating in the Plan or who affirmatively elect to participate in the Plan, as applicable (as set forth in Section 3 below (the “Participants”)), the Company will apply all dividends and other distributions declared and paid in respect of the Shares held by each Participant and attributable to the class of Shares purchased by such Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same class for such Participant.
2.Effective Date. The effective date of the Plan shall be September 9, 2025.
3.Procedure for Participation. Any Stockholder who has received a prospectus (the “Prospectus”), as contained in the Company’s registration statement filed with the Securities and Exchange Commission (the “SEC”) with respect to the Public Offering or any Future Public Offering, as applicable, will automatically become a Participant unless they elect not to become a Participant by noting such election on their subscription agreement; provided, however that any Stockholder who (i) resides in a state or jurisdiction that requires affirmative enrollment in the Plan (as disclosed in the Prospectus) or (ii) is a client of a participating broker-dealer that requires affirmative enrollment in the Plan will only become a Participant if they elect to become a Participant by noting such election on their subscription agreement. Any Stockholder who has received a copy of the private placement memorandum with respect to any Private Placement will become a Participant by completing and executing a subscription agreement, enrollment form or any other appropriate form as may be provided by the Company, the Company’s transfer agent, the dealer manager for the applicable Private Placement or any soliciting dealer or registered investment advisor participating in the distribution of Shares for such Private Placement. If any Stockholder initially elects not to be a Participant, they may later become a Participant by subsequently completing and executing an enrollment form or any appropriate authorization form as may be available from the Company, the Company’s transfer agent, the dealer manager for the Public Offering or any soliciting dealer participating in the distribution of Shares for the Public Offering. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Distributions are paid by the Company.
4.Suitability. Each Participant is requested to promptly notify the Company in writing if the Participant experiences a material change in his or her financial condition, including the failure to meet the income, net worth, investment concentration, status as an “accredited investor” as defined by Regulation D of the Securities Act (solely with respect to purchasers in any Private Placement) or other investment suitability standards imposed by such Participant’s state of residence or the Company and set forth in the Company’s most recent Prospectus or the applicable private placement memorandum with respect to a Private Placement, as applicable. For the avoidance of doubt, this request in no way shifts to the Participant the responsibility of the Company’s sponsor, or any other person selling Shares on behalf of the Company to the Participant, to make every reasonable effort to determine that the purchase of Shares by Stockholders who purchased Shares in the Public Offering or any Future Public Offering is a suitable and appropriate investment based on information provided by such Participant.

5.Purchase of Shares.
A.Participants will acquire Shares from the Company (including Shares purchased by the Company for the Plan in a secondary market (if available) or on a stock exchange (if listed)) under the Plan (the “Plan Shares”) at a price equal to the most recently disclosed transaction price per Share applicable to the class of Shares purchased by the Participant on the date that the Distribution is payable (calculated as of the most recent month end). No upfront selling commissions will be payable with respect to shares purchased pursuant to the Plan, but such shares will be subject to ongoing stockholder servicing fees. Participants in the Plan may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares and such Participant’s participation in the Plan will be terminated to the extent that a reinvestment of such Participant’s Distributions in Shares would cause the percentage ownership or other limitations contained in the Charter to be violated.
B.Shares to be distributed by the Company in connection with the Plan may (but are not required to) be supplied from: (i) Shares that will be registered with the SEC in connection with the Public Offering; (ii) Shares that will be issued by the Company in a Private Placement pursuant to applicable exemptions from registration under the Securities Act; or (iii) Shares to be registered with the SEC in connection with a Future Public Offering.
6.Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE ON THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL TAX INCOME LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE SEC OR THE PRIVATE PLACEMENT MEMORANDUM WITH RESPECT TO A PRIVATE PLACEMENT, AS APPLICABLE.
7.Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding Shares.
8.Reports. On a quarterly basis, the Company shall provide each Participant a statement of account describing, as to such Participant: (i) the Distributions reinvested during the quarter; (ii) the number and class of Shares purchased pursuant to the Plan during the quarter; (iii) the per share purchase price for such Shares; and (iv) the total number of Shares purchased on behalf of the Participant under the Plan. On an annual basis, tax information with respect to income earned on Shares under the Plan for the calendar year will be provided to each applicable Participant.
9.Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering 10 business days’ prior written notice to the Company. This notice must be received by the Company prior to the last day of a month in order for a Participant’s termination to be effective for such month (i.e., a timely termination notice will be effective as of the last day of a month in which it is timely received and will not affect participation in the Plan for any prior month). Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant requests that the Company repurchase all or any portion of the Participant’s Shares, the Participant’s participation in the Plan with respect to the Participant’s Shares for which repurchase was requested but that were not repurchased will be terminated. If a Participant terminates Plan participation, the Company may, at its option, ensure that the terminating Participant’s account will reflect the whole number of shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, future Distributions will be distributed to the Stockholder in cash.
10. Amendment, Suspension or Termination by the Company. The Board of Directors may by majority vote amend any aspect of the Plan; provided that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 10 business days prior to the effective date of that amendment. The Board of Directors may by majority vote suspend or terminate the Plan for any reason upon 10 business days’ written notice to the Participants. Any public disclosure of an amendment, suspension or termination of the Plan by the Company in a filing with the SEC shall constitute notice under this Section 10.

11. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to timely receipt of notice in writing of such death or (ii) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act, or the securities laws of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.